UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 4, 2011
NUVASIVE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-50744	33-0768598
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
7475 Lusk Boulevard, San Diego, California 92121
(Address of principal executive offices, with zip code)
(858) 909-1800
(Registrant’s telephone number, including area code)
n/a
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Compensatory Arrangements with Certain Officers
     On March 4, 2011, the Compensation Committee of the Board of Directors (the “Committee”) of NuVasive, Inc. (the “Company”) awarded the following performance bonuses, in accordance with the metrics previously adopted by the Committee, to the Company’s named executive officers with respect to fiscal 2010:

		Fiscal
Name	Position	2010 Bonus
Alexis V. Lukianov	Chairman and Chief Executive Officer	$650,000
Keith C. Valentine	President and Chief Operating Officer	$350,000
Michael J. Lambert	Executive Vice President and Chief Financial Officer	$250,000
Patrick Miles	President, Americas	$300,000
Jeffrey P. Rydin	Executive Vice President, Americas, Sales	$275,000
     On March 4, 2011, the Company also entered into compensatory letter agreements (collectively, the “Letter Agreements”) with the following named executive officers: Keith C. Valentine, Michael J. Lambert, Patrick Miles and Jeffrey P. Rydin. The Letter Agreements replace prior compensation agreements with the above named executive officers. The base salary provided in each Letter Agreement is consistent with the base salaries disclosed in the Company’s Current Report on Form 8-K filed on January 6, 2011 with the Securities and Exchange Commission. Each Letter Agreement also provides the following: (i) if the executive is terminated without cause or the executive voluntarily terminates his or her employment for good reason (each, a “Severance Event”), the executive shall receive a severance benefit that is equal to 1.5 times the executive’s then-current base salary plus the most recently paid performance bonus; and (ii) upon a change of control of the Company, all unvested equity awards of the executive will vest in the following manner: 50% of the unvested equity awards immediately vest upon the change of control with the remaining 50% of the unvested equity awards vesting in equal installments over the twelve months following the change of control or immediately if there is a Severance Event prior to the end of the twelve-month period.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUVASIVE, INC.
Date: March 9, 2011	By:	/s/ ALEXIS V. LUKIANOV
Alexis V. Lukianov
Chairman and Chief Executive Officer